Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MACQUARIE INFRASTRUCTURE CORPORATION.

(a Delaware corporation)

FIRST: The name of the corporation is Macquarie Infrastructure Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the name of its registered agent thereat is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock of the par value of one cent ($0.01) per share.

FIFTH: The Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither any amendment or repeal of the foregoing provisions of this Article SIXTH nor adoption of any provision of this Amended and Restated Certificate of Incorporation or of the By-Laws of the Corporation which is inconsistent with the foregoing provisions of this Article SIXTH shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

SEVENTH: Subject to any provisions in the By-laws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a By-law of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the By-laws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.